Exhibit 99.2

                         USX CORPORATION
                    USX-DELHI GROUP COMMON STOCK
                         ($1.00 par value)

                         NOTICE OF REDEMPTION

                         On January 26, 1998

     USX Corporation, a Delaware corporation ("USX"), hereby gives notice pursuant to Sections 2 (c) and (d) of Division I of Article Fourth of its Restated Certificate of Incorporation of the redemption of all of the outstanding shares of the USX-Delhi Group Common Stock (the "Delhi Stock") on January 26, 1998 (the "Redemption Date") at a price of $20.6 per share (the "Redemption Price"). The calculation of the Redemption Price is detailed on Attachment I and a summary of the tax consequences of the redemption is included as Attachment II.

     On the Redemption Date, the Redemption Price will become due and payable on each outstanding share of the Delhi Stock and all rights of a holder of such shares, including the right to receive dividends or vote, shall cease, except for the right to receive the Redemption Price upon surrender of the certificates representing such shares of Delhi Stock.

     Certificates representing shares of Delhi Stock, which you do not need to sign, are to be surrendered for payment of the Redemption Price at either of the following addresses:

     USX Corporation               hand deliveries only:
     Shareholder Services          c/o ChaseMellon Securities
     600 Grant Street, Room 611    120 Broadway, 13th Floor
     Pittsburgh, PA  15219-4776    New York, NY
     Phone:  412-433-4801

     Certificates representing shares of Delhi Stock must be surrendered to the Corporation to receive payment of the Redemption Price. If you have lost your certificates please advise USX Shareholder Services in writing to arrange for the issuance of replacement certificates. If your shares are held by a broker, bank or other nominee, please contact such broker, bank or nominee concerning this redemption.

                              USX CORPORATION

December 26, 1997
Attachment I


                         USX-DELHI GROUP COMMON STOCK
                         ----------------------------

                         Redemption Price Calculation
               (Dollars in Millions, except per share amounts)


Gross Price of Delhi Companies                         $762.0

Less:  Adjustments per Stock Purchase
       and Sale Agreement 1                              10.4
                                                       ------
Adjusted Price                                         $751.6

Less deductions for:

  Taxes payable by USX in respect to
  the transaction 2                                     208.1

  Liabilities (contingent and otherwise)
  of or allocated to the Delhi Group 3 4                345.8

  Transaction Costs 4                                     4.3

Plus:  Interest earned on funds held for
       Redemption from Closing Date until
       Redemption Date 4                                  1.2
                                                       ------
Net Proceeds Available for Distribution                $194.6

Net Proceeds per share                                $20.60


___________________

1 Reflects liabilities retained by the Delhi Companies for which adjustments were required under the Stock Purchase and Sale Agreement.

2 Based upon a tax basis of approximately $197.5 at October 31, 1997 and a tax rate of approximately 37.6%.

3 Includes debt and preferred stock attributed to the Delhi Group at October 31, 1997.

4    Calculated on an after-tax basis.